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                                                                     Exhibit 5.1


[Reed Smith LLP Letterhead]



July 31, 2001


VIA FACSIMILE AND FEDEX

deCODE genetics, Inc.
Lynghals 1
Reykjavik, Iceland

Ladies and Gentlemen:

         We serve as counsel to deCODE genetics, Inc., a Delaware corporation (the "Company") in connection with the filing by the Company of a registration statement on Form S-3 (the "Registration Statement") under the Securities Act of 1933, as amended. The Registration Statement relates to the offer and sale by the selling stockholder named in the Registration Statement of 166,814 shares of the Company's common stock, $.001 par value (the "Shares").

         We have examined such corporate records and documents, other documents, and such questions of law as we have deemed necessary or appropriate for purposes of this opinion. On the basis of such examination, it is our opinion that the Shares are legally issued, fully paid and nonassessable.

         We consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to this firm under the heading "Legal Matters" in the Registration Statement. By filing this consent we do not admit that we come within the categories of persons whose consent is required under the rules and regulations of the Securities and Exchange Commission.

                                           Respectfully submitted,

                                           /s/ Reed Smith LLP

                                           REED SMITH LLP